Exhibit 10.2

RESCISION AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 11thday of June, 2012, by and amongst Pay Mobile, Inc, a Nevada corporation (the “Company”), Pay Mobile, Inc. a Delaware corporation (“PMD”), the former shareholders of PMD who are now shareholders of the Company (the “Shareholders”) and Jason Smart and National Business Investors (collectively known as the “Parties”).

WHEREAS, the Parties entered into that certain Agreement for the Exchange of Stock dated February 18, 2011 (the “Exchange Agreement”) which provided among other things that:

A.	The Company would issue 80,000,000 shares (the “Shares”) of its common stock to the Shareholders;

B.	The Shareholders would transfer all the shares they owned of PMD to the Company;

C.	PMD would become a wholly owned subsidiary of the Company;

D.	Jason Smart and National Business Investors would collectively cancel 50,000,000 shares of their common stock of the Company, and

WHEREAS, PMD did become a wholly owned subsidiary of the Company; and

WHEREAS, subsequent to PMD becoming a wholly owned subsidiary of the Company,  Single Source Investment Group, Inc. and Vantage Management Services, Inc. (the Investors”) were issued a total of 5,550,000 shares of the Company’s restricted common stock in exchange for a contribution of capital in the amount of $1,275,000 all of which flowed down to PMD.

WHEREAS, the Parties now desire to remove PMD as a subsidiary of the Company and restore PMD as an independent, privately owned company; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.      RESCISSION OF EXCHANGE AGREEMENT.

a.	The Company hereby agrees to transfer all of its shares of PMD back to the Shareholders.

b.
The Shareholders and the Investors will deliver to Eric P. Littman the Shares of the Company issued to them pursuant to the Exchange Agreement accompanied by a separate stock power executed in blank with signature medallion guaranteed and a proxy in favor of Mr. Littman. In the event a stock power is delivered to Mr. Littman with a signature which is not medallion guaranteed, Mr. Littman  is authorized to submit said certificates to the Company’s transfer agent for cancellation or transfer.

c.	The Company will deliver to Mr. Littman all the shares of PMD that the Shareholders delivered to the Company pursuant to the Exchange Agreement

d.
The Company’s current directors will sign a consent action authorizing the re-issuance of the 50,000,000 shares to Irma N. Colon-Alonso  as the assignee of Jason Smart and National Business Investors  which were previously cancelled pursuant to the Exchange Agreement.

e.	PMD will cease to be a subsidiary of the Company and will once again be a stand alone corporation.

f.	The directors and officers of the Company elected in connection with the Exchange Agreement shall resign and prior to resigning, shall elect the following as new directors and officers of the Company:

Irma N. Colon-Alonso     Director, President and Secretary

g.	All books and records of the Company shall be delivered by the resigning directors and officers to the newly elected directors and officers as they may instruct.

h.	PMD shall retain all of the books and records of PMD.

2.      REPRESENTATIONS AND WARRANTIES

a.
PMD has the necessary power and authority to execute and deliver this Agreement.  The execution and delivery of this Agreement by PMD has been duly and validly authorized and approved by all necessary corporate action on the part of PMD and no other corporate proceedings on the part of PMD are necessary to authorize and approve this Agreement.  This Agreement has been duly executed and delivered by PMD and the Shareholders and constitutes a valid and binding obligation of PMD and the Shareholders.  PMD and the Shareholders represent and warrant that other than the certificates issued to them pursuant to the Agreement, no other share certificates of the Company have been issued to them.

b.
The Company has the necessary power and authority to execute and deliver this Agreement.  The execution and delivery of this Agreement by the Company has been duly and validly authorized and approved by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize and approve this Agreement.  This Agreement has been duly executed and delivered by the Company, and constitutes the valid and binding obligation of the Company, enforceable against the Company.

3.      RELEASE

a.
Except as provided below, PMD, the Shareholders, and the resigning directors and officers of the Company, jointly and severally, hereby remise, release, acquit, satisfy and forever discharge the Company and its newly elected directors and officers and its employees, shareholders, agents, representatives, all affiliates, subsidiaries, parent entities, counsel and accountants (collectively, the “The Company Parties”) of and from any, every and all manner of action or actions, losses, damages, liabilities, claims, demands, suits, debts, due sums of money (not including the consideration identified in 2, above,, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, executions, claims and demands, causes of action or expenses whatsoever, in law or in equity, direct or indirect, whether presently known or unknown, whether matured, un-matured, contingent, known and unknown and whether in tort, contract or otherwise, which PMD or its directors, officers or shareholders had, now have or which hereafter can, shall or may have against the Company Parties for, upon or by reason of any matter, cause or thing whatsoever, including, without limitation, fraud or negligence and any claim related to this Agreement and the Exchange Agreement, from the beginning of the world to the date of this Agreement.

b.
The Company, on behalf of itself and its directors, officers and shareholders, jointly and severally, hereby remises, releases, acquits, satisfies and forever discharges PMD, the Shareholders, the resigning directors and officers, agents, counsel and accountants (collectively, the “PMD Parties”) of and from any, every, and all manner of action or actions, losses, damages, liabilities, claims, demands, suits, debts, due sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, executions, claims and demands, causes of action or expenses whatsoever, in law or in equity, direct or indirect, whether presently known or unknown, whether matured, un-matured, contingent, known and unknown and whether in tort, contract or otherwise, which the Company or its directors, officers, or shareholders had, now have or which hereafter can, shall or may have against the PMD and the Shareholders for, any reason of any matter, cause or thing whatsoever, including, without limitation, fraud or negligence and any claim related to this Agreement and the Exchange Agreement, from the beginning of the world to the date of this Agreement.

4.          INDEMNIFICATION

The Company agrees to indemnify and hold harmless PMD and the Shareholders from any and all claims which may be filed against the any or all of them by any investor or outside shareholder who bought shares in the Company beginning upon the public announcement of the Exchange Agreement and continuing after this Agreement

5.    MUTUAL COOPERATION

The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

6.    MISCELLANEOUS

a.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Any counterpart of this Agreement may be executed by transmission of a signed signature page by fax or e-mail.  Any party who delivers such a signature page agrees to later deliver an original counterpart to any party, which requires it.

b.
The parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things, which may be convenience or necessary to more effectively and completely carry out the intentions of this Agreement.

c.
If any provision of this Agreement or any other agreement entered into pursuant to this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.  If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning, which renders it valid and enforceable.

d.
All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns, whether so expressed or not.

e.
This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Florida.  If any action is brought between the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues related to this Agreement or otherwise, the parties irrevocably waive their right to a trial by jury.  Exclusive jurisdiction and venue for any such action shall be the State Courts of Miami-Dade County, Florida.  In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorney’s fees at trial and all appellate levels.

f.
This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all other negotiations, understandings and representations (if any) whether oral or written, made by and between such parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

Pay Mobile, Inc.,	Pay Mobile, Inc.
A Nevada Corporation	A Delaware Corporation

By:	By:
Irma N.Colon-Alonso, President	Gino Porco, President

List of Shareholders to deliver the Shares and the number of Shares each is to deliver:

6887580 Canada Inc.

By:
	Gino Porco	Tony Spiritoso
	16,250,000 Shares	416,667 Shares

2266927 Ontario Inc.

By:
	Peter Strang	Michael Delaney
	16,250,000 Shares	833,333 Shares

7262230 Canada Limited

By:
	Chris Meissner	Josette Weber
	1,250,000 Shares	833,333 Shares

1233171 Alberta Ltd. Sound Capital Inv.

By:
	Lee Simpson	Jim Boulieris
	4,166,667 Shares	12,500,000 Shares

SelectCore Ltd.

By:
Keith McKenzie
27,500,000 Shares